Exhibit 10.12

AMENDMENT & RESTATEMENT

AGREEMENT

Date	9th October 2003

BETWEEN

The London Clearing House Limited (“LCH”)

of Aldgate House, 33 Aldgate High Street, London EC3N 1EA, UK

AND

IntercontinentalExchange Inc. (“ICE”)

of 2100 RiverEdge Parkway, Fifth Floor, Atlanta, GA 30328, USA

Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

INDEX

1.	Interpretation	page 2
2.	Commencement	page 6
3.	Appointment to provide central counterparty services	page 7
4.	LCH Membership, Documentation and related matters	page 8
5.	Provision of Transaction Data	page 12
6.	Registration of LCH EnClear Contracts	page 12
7.	Eligible Derivative Products	page 13
8.	Settlement of LCH EnClear Contracts	page 21
9.	Default	page 22
10.	Margin	page 24
11.	Amendments to the Regulations and to ICE Documentation	page 26
12.	Systems Interfaces	page 28
13.	Record Keeping and information	page 30
14.	Charges, costs and expenses	page 30
15.	Confidentiality	page 32
16.	Trade emergencies and market disorder	page 35
17.	Period for acceptance of LCH EnClear Transactions arising in respect of Designated Trades	page 36
18.	Contract Terms	page 36
19.	Default Fund	page 37
20.	Assignment and delegation	page 37
21.	Termination	page 38
22.	Amendment	page 42
23.	Filings	page 43
24.	Additional assurance	page 43
25.	Warranty of capacity and power	page 43
26.	Liability	page 45
27.	Force Majeure	page 47
28.	Instructions	page 49
29.	Illegality	page 50
30.	Severability	page 51
31.	Notices	page 51
32.	Waivers	page 51
33.	Remedies Cumulative	page 51
34.	Entire Agreement	page 52
35.	Legal Relationship	page 52
36.	No rights under Contracts (Rights of Third Parties) Act 1999	page 52
37.	Number of counterparts	page 53
38.	Governing law and jurisdiction	page 53
39.	Dispute Resolution	page 53

Schedule 1	Notices
Annex 1	The Services
Annex 2	New Product Notice
Annex 3	The Initial Products

THIS AMENDMENT AND RESTATEMENT AGREEMENT is made on

October 2003

Between

The London Clearing House Limited (“LCH”)

of Aldgate House, 33 Aldgate High Street, London EC3N 1EA, UK

and

IntercontinentalExchange Inc. (ICE”)

of 2100 RiverEdge Parkway, Fifth Floor, Atlanta, GA 30328, USA

WHEREAS

(A)	ICE operates a trading system which can be used by its participants for trading certain derivative products, and has filed the required notice with the Commodity Futures Trading Commission (“CFTC”) of the United States in order to claim exemption from the Commodity Exchange Act (“CEA”) of the United States, and CFTC regulation as an exempt commercial market in respect of the Trading System and has received acknowledgement from the CFTC of such filing.

(B)	LCH carries on the business of a Recognised Clearing House authorised under the Financial Services and Markets Act 2000, and provides central counterparty and other services to its members, and has been registered by CFTC as a Derivatives Clearing Organisation (“DCO”) pursuant to Sections 5b of the CEA for the purpose of clearing OTC derivatives contracts, agreements and transactions excluded or exempt under Sections 2(c), 2(d), 2(f), 2(g) or 2(h) of the CEA or that are OTC derivative instruments as defined in Section 408 of the Federal Deposit Insurance Corporation Improvement Act 1991 of the United States.

(C)	LCH and ICE entered into an agreement (“the Original Agreement”) dated 15 March 2002 in which ICE appointed LCH to provide central counterparty services in respect of certain transactions executed through or entered in the trading system, and the parties agreed certain provisions in respect of the provision of such services.

(D)	On 13 March 2003 the Parties entered into a further agreement (“the Amendment Agreement”) in order to amend the Original Agreement.

(E)	The Parties now wish further to amend the Original Agreement and to restate some of the terms of the Original Agreement and to this end now enter into this Amendment and Restatement Agreement. This Amendment and Restatement Agreement supersedes and replaces the Original Agreement and the Amendment Agreement with effect from the Effective Date (as defined hereinbelow).

IT IS AGREED AS FOLLOWS -

Interpretation

1.1	In this Agreement the following expressions shall have the following meanings -

Business Day means any day on which commercial banks in both New York State and England are generally open for general banking business, other than 1 January, 25 and 26 December;

CFTC means the United States’ Commodity Futures Trading Commission;

Clearing Day means any London day, as published from time to time by LCH, upon which LCH is open for the presentation of particulars of Designated Trades for registration by LCH;

Clearing Membership Agreement shall have the same meaning as in the Regulations;

Commencement Date means the day on which LCH begins to provide the Services, which date shall be no later than 18 March 2002 unless the Parties hereto mutually agree to extend such date;

Customer means any customer or other party pursuant to whose trading activity a Designated Trade arises either directly or indirectly;

Default shall have the same meaning as in the Regulations;

Default Notice in relation to LCH, has the meaning given in the Regulations;

Default Rules means LCH’s Default Rules, which form part of the Regulations;

Delegated Functions has the meaning given in sub-paragraph 15.4;

Default Fund has the same meaning as in the Regulations;

Designated Trade means a trade in an Eligible Derivative Product which (i) has been executed through the Trading System, and which gives rise to a transaction, the details of which are forwarded by the Trading System for registration by LCH, in accordance with the Regulations; or (ii) is an Off Market Trade, the details of which are entered into the Trading System in accordance with the ICE Documentation, for registration by LCH in accordance with the Regulations;

Effective Date means the date upon which this is Agreement is executed by both Parties, or, if executed on different dates by each of the Parties the later of such dates;

Eligible Derivative Product means any ICE Product which is or at any time in the future becomes eligible, in accordance with this Agreement and the Regulations for registration by LCH;

Energy Product means contracts, including but not limited to options, futures, swaps and forwards, over or in respect of oil and oil products, coal, natural gas, electricity or any other similar energy products;

Fee Moratorium Period means the period commencing on the Effective Date and ending on 15 March 2006;

FSA means the United Kingdom’s Financial Services Authority;

Fund Amount, and Exchange Fund Amount have the same meaning as in the Regulations;

Group has the same meaning as in the Companies Act 1985 and Group of Companies means companies which are in the same Group;

ICE Documentation means the terms and conditions, agreements, procedures, user guides, requirements, and other documentation which govern the relationship between ICE and each of its Participants, including, without prejudice to the generality of the foregoing, any terms adopted by the board of directors of ICE or by any committee thereof;

ICE Product means a product which is or at any time in the future becomes available for trading through the Trading System;

ICE Third Party Clearing Agreement means the agreement entitled “LCH EnClear Third Party Clearing Agreement for use by ICE Participants”, in a form to be agreed between the Parties, as prescribed from time to time by LCH in relation to the Services;

IPE means The International Petroleum Exchange of London Limited whose registered office is at International House, 1 St. Katharine’s Way, London E1W 1UY, UK;

LCIA means the London Court of International Arbitration, The International Dispute Resolution Centre, 8 Breams Buildings, Chancery Lane, London EC4A IHP, UK;

LCH Clearing Approval means any agreement or other document (other than a Clearing Membership Agreement) under which LCH agrees to provide the Services to any LCH Member;

LCH EnClear Clearing Member means an LCH Member authorised by LCH to receive the Services;

LCH EnClear Contract means an LCH EnClear Contract as defined by the Regulations and which has arisen, in accordance with the Regulations, from an LCH EnClear Transaction submitted to LCH for registration;

LCH EnClear Transaction means a transaction arising from a Designated Trade and which is eligible in accordance with the Regulations for registration by LCH;

LCH General Policy means the general policy which LCH uses with regard to the markets for which it provides central counterparty services, which is to treat all markets substantially equally, except to the extent that LCH reasonably determines that the requirements applicable to a market must be tailored to meet the characteristics and needs of the particular market place, or to ensure and maintain standards that do not adversely affect LCH’s risk, or to maintain the integrity and security appropriate to the relevant market;

LCH Member means a member of LCH;

Off Market Trade means a trade in an Eligible Derivative Product which is executed outside the electronic part of the Trading System by two ICE Participants in accordance with the ICE Documentation;

Participant means a person authorised by ICE to use the Trading System for the execution of trades;

Parties means the parties to this Agreement and “Party” shall be construed as a reference to either of them as the context so demands;

Procedures means the procedures which form part of the Regulations;

Product Group means a group of Eligible Derivative Products agreed as such from time to time by the Parties;

Regulations means the General Regulations, Default Rules and Procedures of LCH, as amended from time to time and any reference to a Regulation shall be construed as a reference to the relevant General Regulation;

Services means the central counterparty services as set out in Annex 1 hereto to be provided by LCH under this Agreement or as otherwise agreed by ICE and LCH;

Third Party Clearing Participant means a Participant which is not an LCH EnClear Clearing Member but who has executed and is maintaining a valid ICE Third Party Clearing Agreement;

Trading System means the trading system or systems operated now or from time to time by ICE which permits quote and order entry and automated execution of trades by Participants and includes the arrangements for the forwarding to LCH for registration of those Designated Trades which are Off Market Trades;

Transaction Data has the meaning given in sub-paragraph 15.3;

1.2	In this Agreement unless the context otherwise requires -

(a)	the headings are inserted for convenience only and do not affect the construction of the Agreement;

(b)	any reference to a rule, an enactment or a statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated, re-enacted or replaced;

(c)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term.

Commencement

2.1	This Agreement shall commence on the Effective Date and shall continue in force until terminated in accordance with the provisions of paragraph 21 hereof or otherwise by law.

2.2	The Parties agree that on the Effective Date the Original Agreement and the Amendment Agreement shall terminate and cease to have any force and effect, being superseded and replaced by this Amendment and Restatement Agreement (“this Agreement”).

Appointment to provide central counterparty services

3.1	Subject to ICE’s rights as set out in paragraph 7 below, ICE hereby appoints LCH, on the terms and subject to the conditions of this Agreement, to be exclusive provider of central counterparty services (“the Services”) in respect of Designated Trades. LCH hereby accepts such appointment and undertakes to provide the Services on the terms and subject to the conditions of this Agreement.

3.2	LCH undertakes to comply with all such parts of its Regulations as are relevant to the provision of the Services and to its obligations under this Agreement, and ICE undertakes to comply with all such parts of the ICE Documentation as are relevant to Designated Trades and to comply with its obligations under this Agreement.

3.3	ICE acknowledges that LCH is subject to the supervision of the FSA and the jurisdiction of the CFTC. ICE agrees that, notwithstanding any provision to the contrary contained in this Agreement, upon request by LCH, it will use its reasonable endeavours to take any action or refrain from taking any action as may be required by the FSA, the CFTC or any regulator to whose jurisdiction or supervision LCH may from time to time become subject in order to comply with its obligations to such regulator.

3.4	LCH acknowledges that ICE is subject to the jurisdiction of the CFTC and certain of ICE’s subsidiaries currently are or will be subject to supervision of the FSA. LCH agrees that, notwithstanding any provision to the contrary contained in this Agreement, upon request by ICE, it will use its reasonable endeavours to take any action or refrain from taking any action as may be required by the CFTC or the FSA or any other regulator to whose jurisdiction or supervision ICE may from time to time become subject in order to comply with its obligations to such regulator.

3.5	LCH shall at all times be entitled to provide services in relation to trades executed on other trading platforms or trading systems operated otherwise than by ICE in respect of energy, related products, or without limitation, other products.

3.6	LCH agrees that [***].

3.7	CH shall apply the LCH General Policy to the allocation of LCH’s staff and resources in the performance of the Services. For the purposes of this subparagraph 3.7, ICE and the IPE shall be treated as a single unit.

LCH Membership, Documentation and related matters

4.1	Any Participant which is not an LCH Member will be eligible to become an LCH EnClear Clearing Member, subject to such entry and other requirements as may be set out in the Regulations.

4.2	In establishing or amending any requirements under the Regulations that are applicable to the Services, including but not limited to those requirements applicable to LCH EnClear Clearing Members or Participants or applicants for Participant status applying to become LCH EnClear Clearing Members, LCH will adhere to LCH General Policy. LCH will consult with ICE with regard to any amendment to existing entry or other requirements which might have a disproportionate adverse effect on LCH EnClear Clearing Members or on Participants or applicants for Participant status applying to become LCH EnClear Clearing Members, will give due consideration to the views of ICE

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and will only make such amendments as are consistent with LCH General Policy.

4.3	ICE agrees to amend the ICE Documentation to provide that a Participant shall only be eligible to submit orders or other trade particulars (“Trading Platform Particulars”) in Eligible Derivative Products with a view to the execution, directly or indirectly, of Designated Trades or to be party to any Designated Trade if that Participant is: –

4.3.1	an LCH EnClear Clearing Member; or

4.3.2	a Third Party Clearing Participant; or

4.3.3	the Customer of an EnClear Clearing Member or Customer of a Third Party Clearing Participant; or

4.3.4	party to some other agreement with an LCH EnClear Clearing Member and such other persons and LCH, as may be agreed from time to time between the Parties providing always that only a Participant which is an LCH EnClear Clearing Member or Third Party Clearing Participant may be party to any Designated Trade.

4.4.1	Subject to sub-paragraph 4.11, if LCH declines to give an LCH Clearing Approval to an LCH Member, it shall notify ICE as soon as reasonably practicable, identifying the reasons why.

4.4.2	Subject to sub-paragraph 4.11, if LCH declines to enter into a Clearing Membership Agreement with a Participant or an applicant for Participant status on ICE, it shall notify ICE as soon as reasonably practicable. Insofar as it is reasonably practicable so to do, LCH shall identify to ICE the reasons why it has so declined but only insofar as such reasons relate to the provision of the Services to such Participant or applicant.

4.4.3	LCH shall act in good faith and in accordance with the Regulations and adhere to LCH General Policy in declining to give an LCH Clearing Approval to an LCH Member, or in declining to enter into a Clearing Membership Agreement with a Participant or applicant for Participant status.

4.5	Without prejudice to LCH’s powers under the Default Rules, LCH shall give ICE not less than one Business Day’s prior notice of its intention to withdraw an LCH Clearing Approval from any LCH EnClear Clearing Member and shall identify the reasons for that withdrawal, providing always that:

4.5.1	LCH shall act in good faith and in accordance with the Regulations and adhere to LCH General Policy in withdrawing any such LCH Clearing Approval; and

4.5.2	Nothing in this sub-paragraph 4.5 shall require LCH to give such notice or adhere to LCH General Policy when LCH exercises or is contemplating the exercise of its powers under the Default Rules.

4.6	Without prejudice to clause 4.5, LCH shall notify ICE as soon as reasonably practicable of:

4.6.1	the termination of any Clearing Membership Agreement where the LCH Member was, immediately before such termination, an LCH EnClear Clearing Member;

4.6.2	the termination of any ICE Third Party Clearing Agreement or other agreement to which clause 4.3.4 refers.

4.7	ICE may at any time introduce new categories or classes of participation or modify or alter existing rights, privileges or obligations of an existing category or class of participation with regard to the Trading System, provided that where such introduction, alteration or modification is reasonably likely materially to affect the provision of the Services by LCH, ICE shall as soon as reasonably practicable, advise LCH of its proposal to make such introduction, alteration or modification, and shall thereafter consult with LCH. ICE shall give to LCH no less than ten (10) Business Days written notice of its intention to make such introduction or modification or alteration.

4.8	In the event that LCH reasonably determines that any introduction, modification or alteration as described in sub-paragraph 4.7 above will materially adversely affect its ability to provide the Services in accordance with this Agreement and the Regulations or is reasonably likely to affect its risk adversely, LCH may, by giving written notice to ICE within ten (10) Business Days after the expiry of the notice period referred to in sub-paragraph 4.7 above, decline to register any Designated Trades presented by or having any connection to any Participant in any such new category or class of participation or in respect of whose class of participation existing rights, privileges or obligations are about to be or have been modified or altered.

4.9	Neither party shall make any public announcement regarding any intention on the part of ICE to take any action as described in sub-paragraph 4.7 above unless such announcement shall have been agreed by both ICE and LCH.

4.10.1	A Third Party Clearing Participant shall not be entitled to enter into any LCH EnClear Contract with LCH and ICE acknowledges and agrees that only LCH EnClear Clearing Members shall be entitled to enter into LCH EnClear Contracts with LCH in respect of LCH EnClear Transactions. In all dealings between LCH EnClear Clearing Members and LCH (including those originated by Third Party Clearing Participants) LCH EnClear Clearing Members shall act as principal and ICE shall make provision in the ICE Documentation that all contracts entered into between those of its Participants who are LCH EnClear Clearing Members and LCH shall be made by each such person as principal and not as agent at any time.

4.10.2	For the avoidance of doubt, the Parties agree that the obligations of ICE pursuant to sub-paragraph 4.10.1 shall be limited to ensuring that the provisions of sub-paragraph 4.10.1 shall be materially replicated in the ICE Documentation and that nothing in the ICE Documentation or other written material published in electronic, paper or oral form by or on behalf of ICE shall contradict the statements made in the provisions of sub-paragraph 4.10.1.

4.11	Nothing in this paragraph 4 shall require either party to provide any information or data to the other which may reasonably be expected to breach any obligation of confidentiality owed by the first party to any person.

Provision of Transaction Data

5.1	No later than 10 p.m. London time on each Clearing Day ICE shall provide LCH with a full, complete and accurate account (in such form and with such content as shall be agreed from time to time by the Parties) of the particulars of all LCH EnClear Transactions arising in the course of that Clearing Day. The Parties agree that LCH may register any LCH EnClear Contracts arising therefrom in accordance with such particulars notwithstanding that any such particulars may be inconsistent, inaccurate, incomplete or corrupted.

5.2	Particulars of any LCH EnClear Transaction which are presented by or on behalf of ICE for registration by LCH, pursuant to sub-paragraph 5.1 or otherwise, shall be deemed to be presented by the LCH EnClear Clearing Members in whose names they are presented to LCH.

5.3	LCH shall be under no duty or obligation whatsoever to verify the accuracy or completeness of such particulars referred to in this paragraph 5 and presented to LCH pursuant to this paragraph 5 or otherwise.

5.4	If requested by ICE, LCH shall provide to ICE a full, complete and accurate record of all LCH EnClear Contracts registered by LCH on the preceding Clearing Day in such form as may be agreed from time to time by the Parties.

Registration of LCH EnClear Contracts

6.1	LCH undertakes that it will not decline to register an LCH EnClear Transaction otherwise than in accordance with this Agreement, the Regulations or as required by law or the order of any United Kingdom court or regulatory authority having jurisdiction over it, or in the circumstances described in sub-paragraph 6.3 below.

6.2	If LCH declines to register a Designated Trade it shall promptly notify ICE in accordance with such procedures as may be agreed between the Parties and, wherever practicable, LCH shall identify the reasons for declining to register such trade.

6.3	If as a result of any malfunction, breakdown or other failure in LCH’s computer systems or in the electronic communication link between ICE and LCH or for any other reason there is a delay of which LCH is aware generally in the registration by LCH of LCH EnClear Transactions, LCH shall notify ICE as soon as reasonably practicable.

Eligible Derivative Products

7.1	As of the Commencement Date, the Eligible Derivative Products shall be the ICE Products described in Annex 3 hereto on such terms as are set out therein (“the Initial Derivative Products”). In accordance with the procedure set out in sub-paragraph 7.2 below, ICE may nominate additional ICE Products to be Eligible Derivative Products from time to time, subject always to LCH’s rights, in accordance with sub-paragraphs 7.3 and 7.7 below, to decline to provide the Services in respect of any such ICE Products so nominated.

7.2	In the event that ICE wishes to nominate an additional ICE Product (“a New Product”) to be an Eligible Derivative Product, subject to sub-paragraph 7.7 below, it shall give notice in writing substantially in the form of the example set forth in Annex 2 hereto (“New Product Notice”) to LCH. Any such New Product Notice shall be served on LCH in accordance with the provisions of Schedule 1, hereto, and shall contain details of the ICE Product, including but not limited to the name of the ICE Product as traded on the Trading System, reasonable estimates of the number and volume of trades in respect of which LCH is likely to be asked to provide the Services, price history (if available) or appropriate correlations, contract terms, Product Group to which such New

Product is proposed to be allocated, details of any regulatory issues which are reasonably likely to arise in the United States in respect of the provision of the Services by LCH for that New Product, and the date proposed by ICE for the commencement of the provision of the Services in respect of that New Product.

7.3.1	Subject to sub-paragraph 7.3.2 below, LCH shall notify ICE in writing (an “LCH New Product Reply Notice”), as soon as reasonably practicable and in any event within fifteen (15) Business Days (including the date of service of such notice) of its receipt of a New Product Notice, as to whether, in principle, LCH expects to be able to provide the Services in respect of the New Product described in such Notice, the date by which it expects to be able to commence to provide such Services (the “LCH Proposed New Product Commencement Date”), and, providing ICE shall have made available to LCH such data as LCH may reasonably have requested, an outline of the margin requirements and a reasonable estimate of Clearing Fees (or alternatively a date by which LCH agrees to provide to ICE such an estimate of Clearing Fees) expected to be applicable to such ICE Product. ICE acknowledges and agrees that the final decision by LCH regarding whether or not it can provide the Services in respect of any such New Product is dependent upon approval by the LCH Risk Committee (or any successor of that committee) and/or the Board of LCH.

7.3.2	LCH may decline to provide the Services in respect of a New Product described a New Product Notice and served in accordance with sub-paragraph 7.2 above only for any one or more of the following reasons: –

7.3.2.1	LCH reasonably determines that the provision of the Services in respect of such New Product is reasonably likely to expose LCH to any material adverse risk; or

7.3.2.2	LCH reasonably determines that it would be unlawful or in breach of any applicable regulation or direction of the FSA, CFTC or any regulatory body to whose jurisdiction or supervision LCH is subject at the time, to provide the

Services in respect of the ICE Product described in the New Product Notice; or

7.3.2.3	LCH, after making reasonable inquiries, forms the conclusion that it is not reasonably likely to be able to conclude all necessary arrangements for the settlement of LCH EnClear Contracts arising in respect of Designated Trades in such New Product, or, where appropriate, for delivery of any underlying commodity, or the LCH systems are not reasonably capable of processing or settling such LCH EnClear Contracts; or

7.3.2.4	the Parties are unable, after conducting negotiations in good faith, to reach agreement about responsibility for any costs likely to be incurred by LCH in respect of providing the Services for that ICE Product.

7.4	In the event that pursuant to sub-paragraph 7.3 above, LCH declines to provide the Services in respect of a New Product, it shall serve a written notice on ICE in accordance with the provisions of Schedule 1. Such notice shall be served on ICE as soon as practicable and no later than fifteen (15) days following receipt by LCH of the relevant New Product Notice referred to in sub-paragraph 7.1 above. Such notice from LCH shall set out the reasons for LCH’s determination and, if sub-paragraph 7.3.2.1 is applicable, the nature of the relevant risk/s and proposals for how the Parties might work together to reduce such risks. The Parties agree that they will use all reasonable endeavours to work together thereafter in good faith, providing each other with such information and data, and, in the case of ICE, making such changes to the New Product or the terms on which it is traded, as may be reasonably necessary in order to reduce such risks to levels acceptable to LCH, and/or remove any relevant impediment of a legal or regulatory nature, and/or resolve any relevant difficulties with regard to settlement by LCH of LCH EnClear Contracts in respect of such New Product or the delivery of any underlying commodity and/or resolve any systems issues in order to render such New Product acceptable to LCH.

7.5	Notwithstanding anything to the contrary in this Agreement, ICE shall be entitled to make other arrangements with a third party for the clearance and settlement of any trades (and services related thereto) in respect of a New Product described in a New Product Notice served on LCH in accordance with sub-paragraph 7.2 above, and LCH shall be relieved of any obligation to provide the Services in respect of that New Product if (i) LCH declines, pursuant to sub-paragraph 7.3.2 above, to provide the Services in respect of such ICE Product; or (ii) the LCH New Product Reply Notice specifies an LCH Proposed New Product Commencement Date, being a date which ICE, in its reasonable judgment and acting in good faith, determines to be commercially unacceptable, providing always that any LCH Proposed New Product Commencement Date which is within a period of thirty (30) days from the date upon which the LCH New Product Reply notice is served upon ICE (exclusive of the date of service) shall not be determined by ICE to be commercially unacceptable; or (iii) LCH is unable for whatsoever reason, during the period between service of the LCH New Product Reply Notice and the LCH Proposed New Product Commencement Date to meet any milestone as shall be agreed between the Parties in the project plan for that New Product; or (iv) LCH is unable for whatsoever reason during the period mentioned in (iii) above, to make the necessary arrangements for the settlement of LCH EnClear Contracts in respect of such New Product, or where appropriate, for delivery of any underlying commodity.

7.6	For the avoidance of doubt, LCH SHALL HAVE NO LIABILITY TO ICE IN THE EVENT THAT IT EXERCISES ITS RIGHT PURSUANT TO SUB-PARAGRAPH 7.3.2 ABOVE TO DECLINE TO PROVIDE THE SERVICES IN RESPECT OF A NEW PRODUCT OR IN THE EVENT THAT ICE EXERCISES ITS RIGHTS TO MAKE OTHER ARRANGEMENTS WITH A THIRD PARTY FOR THE CLEARANCE AND SETTLEMENT OF ANY TRADES IN RESPECT OF A NEW PRODUCT PURSUANT TO SUB-PARAGRAPH 7.5 OR SUB-PARAGRAPH 7.13.

7.7	No more than five (5) New Product Notices may be open at any time. For the purposes of this provision a New Product Notice shall be open from the time when it is served upon LCH until such time as LCH accepts or declines to provide the Services in respect of the New Product to which it refers in accordance with sub-paragraph 7.3.1 or sub-paragraph 7.3.2. For purposes of this paragraph 7, the Parties may agree that, where an ICE Product described in a New Product Notice (for these purposes “Similar New Product Notice”) is substantially the same with regard to its underlying commodity, reference pricing, and manner of settlement and delivery (where applicable) as another ICE Product described another open New Product Notice which has been submitted or an Eligible Derivative Product, the Similar New Product Notice shall not be taken into consideration for the purposes of calculating the number of New Product Notices open at any time.

7.8	LCH agrees that upon signing this Agreement and from time to time thereafter ICE may nominate an appropriately qualified and experienced person with knowledge of the ICE Products for membership of the Risk Committee of LCH (or any successor committee), and, subject to that person being reasonably acceptable to LCH, that person shall be invited by LCH to serve upon the Risk Committee or any successor committee as soon as practicable following such nomination. LCH shall not unreasonably withhold its acceptance of any such person so nominated by ICE. LCH further agrees that upon the formation of an energy product advisory group by LCH, ICE may be represented at meetings of that group by the person appointed by the IPE (“the IPE Representative”) to represent the IPE at meetings of that group. In the event that any matter particular to ICE is to be discussed at any such meeting of such group, and the IPE and ICE agree that it is not appropriate that the IPE Representative should represent ICE at such meeting, IPE and ICE may agree that a person nominated by ICE (being a person appropriately qualified and experienced in the matters to be discussed at such meeting) may attend such meeting in the place of the IPE Representative. Reference in this sub-clause 7.8 to the energy product advisory group includes that committee or group of persons by whatever name called which take on the functions of such group or committee.

7.9	ICE agrees to provide to LCH no less than ten (10) Business Days written notice to LCH if it intends to suspend or remove any Eligible Derivative Products trading on the Trading System; provided, however, that ICE may, in the event of an emergency, suspend or remove any such Eligible Derivative Product immediately and provide LCH with written notice as soon as reasonably practicable thereafter.

7.10	With respect to any period of notice set out in this paragraph 7, the Parties may agree to a shorter period of notice on any occasion.

7.11	Neither LCH nor ICE shall make any public announcement of the intention to introduce or the introduction of any new ICE Product as an Eligible Derivative Product prior to such introduction without the prior written permission of the other party.

7.12.1	For the purposes of this sub-paragraph 7.12:-

a “Directly Competing Product” shall mean an oil, gas, power or metal product, which is available for trading on a Competing Trading System and which is defined in all material respects in substantially the same terms as (i) an Eligible Derivative Product which is available for trading through the Trading System at that time, or (ii) a New Product described in a New Product Notice which has been served on LCH in accordance with the provisions of sub-paragraph 7.2 above and which has a New Product Commencement Date agreed with LCH being no later than six (6) calendar months from the date of the New Product Notice, each such Eligible Derivative Product or New Product being referred to hereinafter as “the Comparable ICE Product”; and

a “Competing Trading System” shall mean a trading system or exchange operated by a Competitor; and

a “Competitor” shall mean an undertaking which is not a parent, subsidiary or affiliate (direct or indirect) of ICE; and

“Central Counterparty Clearing Service” shall mean a service whereby trades executed on or through a trading system or exchange and presented to LCH for registration are discharged and replaced in each case by a pair of new contracts, one between LCH and the person described as buyer in the trade and the other between LCH and the person described as seller in that trade; and

7.12.2	Subject to sub-paragraph 7.12.3 if, during any Successive Contract Period (as defined in sub-paragraph 21.1 below), LCH commences to provide a Central Counterparty Clearing Service in respect of a Directly Competing Product, ICE shall have the right to give no less than twelve (12) months written notice to LCH of the withdrawal of all Eligible Derivative Products within the same Product Group as the Comparable ICE Product from the status of Eligible Derivative Products, and at the end of such notice period ICE shall have the right to utilise the services of a third party for the clearance and settlement of trades in those ICE Products.

7.12.3	The provisions of sub-paragraph 7.12.2 shall not apply in respect of any Directly Competing Product, whether or not currently available at the date of this Agreement, for which LCH provides or commences to provide clearing services according to the provisions of any agreement, arrangement or LCH service existing at the date of this Agreement.

7.13.1	For the purposes of this sub-paragraph 7.13.:-

(i)	a “Systems Event” shall mean the failure by any computer system utilised by LCH to register any LCH EnClear Transactions in respect of any Eligible Derivative Product on a total of any five (5) Clearing Days, or three (3) consecutive Clearing Days, in any Calendar Quarter; and

(ii)	a “Calendar Quarter” shall mean either the period from 1 January until 31 March inclusive, or the period from 1 April to 30 June inclusive, or the period from 1 July until 30 September inclusive or the period from 1 October until 31 December inclusive, in any year.

7.13.2	If a Systems Event occurs, ICE may, in accordance with the provisions of Schedule 1, serve a written notice upon LCH (a “Systems Issue Notice”) setting out in detail the reasons for such view, the name of the Eligible Derivative Product and the action proposed by ICE.

7.13.3	Following the service of a Systems Issue Notice as set out in sub-paragraph 7.13.2 above, the Parties shall work together in good faith in order to resolve the issue set out in such System Issue Notice. If, however within a period of one (1) month from the receipt of such Systems Issue Notice by LCH, the Parties are unable to agree a solution, ICE may give no less than three (3) months written notice to LCH in accordance with the provisions of Schedule 1 hereto of the withdrawal of any ICE Product specified in that Systems Issue Notice from the status of Eligible Derivative Product and, at the end of such period of notice ICE shall have the right to utilise the services of a third party for the clearance and settlement of trades in that ICE Product.

7.14	In the event that, following the service by ICE upon LCH of a New Product Notice:

7.14.1	LCH, pursuant to sub-paragraph 7.3.1 above, notifies ICE that it expects to be able to provide the Services in respect of any New Product described therein;

7.14.2	the Parties agree in writing a date for the commencement of the provision of such Services (the “Launch Date”); and

7.14.3	LCH is fully capable of providing the Services in respect of the New Product on the Launch Date,

ICE shall make such New Product available for trading through the Trading System on the Launch Date and for twelve (12) weeks thereafter. In the event that ICE does not make such New Product so available, ICE shall reimburse

LCH for all reasonable costs and expenses incurred by LCH in considering and responding to such New Product Notice and in making preparations for the provision of the Services in respect of such New Product.

Settlement of LCH EnClear Contracts

8.1	LCH shall, in consultation with ICE establish in a timely manner such mutually acceptable arrangements as may be necessary from time to time for the settlement of LCH EnClear Contracts and, where appropriate, delivery of commodities underlying such LCH EnClear Contracts. Details of any such settlement arrangements shall be set out in Procedures. Furthermore ICE and LCH will make such mutually acceptable arrangements with such third parties as may be necessary in order to effect such settlement and delivery. The Parties agree and acknowledge that for LCH EnClear Contracts in the Initial Products, settlement shall be effected by means of cash settlement and no physical delivery of any underlying commodity will be required.

8.2	If either ICE or LCH becomes aware of any dispute related to any LCH EnClear Contract it shall promptly notify the other Party.

8.3	LCH and ICE acknowledge that from time to time in the future a dispute may arise between LCH EnClear Clearing Members who are party to a Designated Trade, LCH EnClear Transaction or any LCH EnClear Contracts, and ICE agrees that the Regulations may require LCH EnClear Clearing Members to submit to arbitration, and that the arbitration proceedings will be conducted in accordance with LCH requirements, as agreed between LCH and ICE, at no expense to LCH or ICE and with no involvement of LCH or ICE.

8.4	ICE agrees that, in the event that an Eligible Derivative Product is proposed by ICE in a New Product Notice, as defined in sub-paragraph 7.2 above, and in respect of which mutually acceptable arrangements for settlement and delivery are made between ICE and LCH in accordance with sub-paragraph 8.1 above, ICE and LCH shall enter into discussions in good faith with a view to agreeing suitable arrangements for the conduct of the arbitration proceedings in respect of any dispute between parties to a Designated Trade or any dispute involving any person who input Trading Platform Particulars in respect of such Designated Trade with regard to settlement or delivery of the LCH EnClear Contract resulting therefrom and for the inclusion in the ICE Documentation of provisions requiring participation by such persons in those arbitration proceedings.

Default

9.1	If at any time either LCH or ICE suspects or anticipates that an LCH EnClear Clearing Member has become or is likely to become unable to perform its obligations in respect of any LCH EnClear Contract and it considers that the circumstances might lead to LCH serving a Default Notice, then that Party shall, unless precluded by law, forthwith notify the other Party of the circumstances in accordance with such procedures as may be agreed between the Parties; provided that neither Party shall owe the other any duty to monitor any LCH EnClear Clearing Member.

9.2	Subject always to sub-paragraph 9.3, nothing in sub-paragraph 9.1 shall require LCH to obtain the approval of ICE prior to doing any act or thing in accordance with the provisions of its Default Rules.

9.3	LCH shall give ICE not less than 30 minutes’ prior notice, or such shorter notice as the Parties may agree in relation to any particular case, of any intention to issue a Default Notice in respect of any LCH EnClear Clearing Member. Such notice shall be given in accordance with the provisions of Schedule 1 hereto.

9.4	ICE shall promptly upon receipt of notice under sub-paragraph 9.3 above take such action as may be necessary in the circumstances to prevent that LCH EnClear Clearing Member, and any Third Party Clearing Participant who is party to any subsisting ICE Third Party Clearing Agreement with that LCH EnClear Clearing Member and LCH, and any Customer of such LCH EnClear Clearing Member or Third Party Clearing Participant and who is entitled to input Trading Platform Particulars which might give rise to a Designated

Trade, from executing or entering into the Trading System Designated Trades or inputting such Trading Platform Particulars and will continue so to do until such time as LCH may notify ICE to the contrary.

9.5	LCH shall, in accordance with the provisions of Schedule 1 hereto, promptly send to ICE a copy of any Default Notice issued in respect of any LCH EnClear Clearing Member as soon as the notice is issued under LCH’s Default Rules.

9.6	ICE shall notify LCH as soon as practicable and in any event no later than thirty (30) minutes after such suspension or termination takes effect of any intention to suspend or terminate its contractual relationship with any Participant that is an LCH EnClear Clearing Member or a Third Party Clearing Participant or a Customer of an LCH EnClear Clearing Member or a Third Party Clearing Participant and who is entitled to submit Trading Platform Particulars in respect of any Designated Trade or to enter Designated Trades into the Trading System, the reason/s for such suspension or termination, the date and time upon which such suspension or termination takes effect and, in the event of a suspension, the period of such suspension.

9.7	ICE acknowledges and agrees that upon the service of a Default Notice on an LCH EnClear Clearing Member by LCH under its Regulations any unsettled LCH EnClear Contract arising from a Designated Trade shall be dealt with in accordance with the Default Rules of LCH.

9.8	If either party exercises any powers it may have, in the case of LCH, under its Default Rules in relation to an LCH EnClear Clearing Member or, in the case of ICE, to terminate or suspend any contractual relationship with a Participant which is either an LCH EnClear Clearing Member or a Third Party Clearing Participant, the Parties shall co-operate and share information to the extent necessary to enable LCH to discharge its functions under the Regulations (including but not limited to the Default Rules).

9.9	ICE agrees to operate and maintain in force powers and procedures to enable it to suspend or terminate the ability of any Participant (“the Relevant

Participant”) to submit Trading Platform Particulars which might give rise to Designated Trades on the Trading System and to enter Designated Trades into the Trading System in the event of the Default of the Relevant Participant (if the Relevant Participant is an LCH EnClear Clearing Member) or in the event of the Default of the LCH EnClear Clearing Member with whom the Relevant Participant, being a Third Party Clearing Participant, maintains an ICE Third Party Clearing Agreement, or in the event of the Default of the LCH EnClear Clearing Member who is party to an ICE Third Party Clearing Agreement with a Participant of whom the Relevant Participant is a Customer.

Margin

10.1	LCH shall, after consultation with ICE and such LCH EnClear Clearing Members as LCH decides, and having given due consideration to any views expressed by ICE and such LCH EnClear Clearing Members in such consultation determine an appropriate algorithm for use by LCH in the calculation of initial margin to be provided by LCH EnClear Clearing Members in respect of LCH EnClear Contracts. It is agreed that London SPAN, as used for IPE products, is to be used.

10.2	LCH shall in consultation with ICE, establish, review and adjust parameters used in the algorithm or algorithms referred to in sub-paragraph 10.1 above. The Parties agree that in the event of any disagreement between them concerning the appropriateness of such parameters, the determination of LCH shall prevail, providing that LCH shall adhere to LCH General Policy in making such determination.

10.3	LCH shall, following consultation with ICE and such LCH EnClear Clearing Members as ICE and LCH shall together determine, and having given consideration to the views expressed by ICE and those LCH EnClear Clearing Members, determine whether variation margin shall be called and paid in cash or a contingent variation method shall be employed, in which LCH EnClear Clearing Members may cover negative variation margin in collateral, and LCH EnClear Clearing Members with positive variation margin may receive credits but not daily cash payments.

10.4	LCH may at any time, after consultation with ICE and having given due consideration to any views expressed by ICE in such consultation, alter the algorithm used to calculate initial margin to be provided by LCH EnClear Clearing Members in respect of LCH EnClear Contracts, if LCH reasonably believes that such action is necessary or appropriate in order properly to manage LCH’s risk. LCH shall notify ICE of such changes, wherever practicable, prior to making such changes. The Parties agree that in the event of any disagreement between them about the appropriateness or other aspect of such alteration the determination of LCH shall prevail.

10.5	Subject to sub-paragraph 10.6 below, if either of the Parties proposes the adoption of another scenario-based margining system that employs contract level margin rates and inter-contract margin offsets to replace London SPAN the Parties shall consult on the proposal. Following such consultation LCH may adopt such a replacement margining system.

10.6	If either Party proposes, within the framework of London SPAN or of a replacement scenario-based margining system adopted pursuant to sub-paragraph 10.5 above, to permit margin offsets between LCH EnClear Contracts whether individually or in aggregate and: (i) contracts in other Energy Products cleared by LCH; or (ii) contracts in other Energy Products not cleared by LCH, the Parties shall consult and the LCH may make the change in question only with ICE’s prior written consent.

10.7	LCH agrees that, if so requested by an LCH EnClear Clearing Member it will make appropriate arrangements to enable:-

10.7.1	any cash margin; and/or

10.7.2	insofar as LCH is permitted to do so by any relevant law or regulatory requirement or such facilities as are then currently available for the transfer and delivery of the relevant securities, any cover for margin provided by that

LCH EnClear Clearing Member in respect of LCH EnClear Contracts to which it is party, to be held in cash or securities accounts held by LCH (or any nominee of LCH) in the United States.

10.8	Subject to sub-paragraphs 10.5 and 10.6 above, the Parties agree to use their reasonable commercial endeavours to develop appropriate arrangements to enable margin off-sets regarding positions held by LCH EnClear Clearing Members in respect of LCH EnClear Contracts with certain other trades effected on certain other exchanges (the identity of which is to be agreed between the Parties) and registered by LCH. LCH agrees not to introduce any such margin off-sets without the express written consent of ICE.

10.9	LCH agrees that without the prior written consent of ICE it shall not permit the close-out of any LCH EnClear Contract arising from a Designated Trade by means of any contract registered by LCH which was not executed or entered through the Trading System nor will it permit any such contract to be closed out by means of an LCH EnClear Contract arising from a Designated Trade, except that LCH may do either or both of these things following the issue of a Default Notice in respect of any LCH EnClear Clearing Member. This sub-paragraph 10.9 is to survive termination of this Agreement.

Amendments to the Regulations and to ICE Documentation

11.1	Subject to LCH General Policy, LCH will make, or use its reasonable endeavours to procure agreement to the making of, all amendments to the Regulations as may be necessary to facilitate the provision of the Services. LCH will use its best endeavours to produce draft Regulations and Procedures that will enable LCH to provide the Services and are in conformity with this Agreement by the Commencement Date.

11.2	LCH may at any time amend the Regulations in accordance with the provisions of the Regulations and LCH General Policy, providing that LCH shall consult with ICE and give due consideration to any views expressed by ICE during such consultation, regarding any proposed amendments to the extent that such amendment relates to the provision by LCH of the Services or such amendment might reasonably be expected to have a disproportionate adverse effect on LCH EnClear Clearing Members generally.

11.3	ICE agrees that it will not knowingly maintain or introduce any requirement of its Participants in the ICE Documentation or other documentation binding upon its Participants which is reasonably likely to have a material adverse effect on LCH’s ability properly and fully to provide the Services in accordance with the Regulations and this Agreement without the prior written consent of LCH.

11.4	If either party becomes aware that any provision of the ICE Documentation is materially inconsistent with any provision of the Regulations, it shall notify the other as soon as reasonably practicable and the Parties shall co-operate to make such amendments as they may agree in order to remove that inconsistency.

11.5	Each Party acknowledges that the other may make any amendment to the ICE Documentation or Regulations, as the case may be, if required to do so in order to comply with law or its obligations to or any valid requirement of any regulator with jurisdiction over it or authority to regulate its business activities.

11.6	LCH shall supply ICE with a copy of its form of the LCH Clearing Approval and ICE Third Party Clearing Agreement and promptly notify ICE of any amendments thereto as they occur from time to time. In respect of those parts of those agreements which relate to the provision of the Services, amendments to such provisions will only be made by LCH to the extent that such amendments are consistent with LCH General Policy.

11.7	ICE shall provide LCH with a copy of its ICE Documentation and, without prejudice to the requirements of sub-paragraph 11.3 above promptly notify LCH of any proposed amendments thereto that may reasonably be expected materially to affect the rights and obligations of LCH pursuant to this Agreement or otherwise.

11.8	ICE shall notify LCH of the name, contact address, contact person, telephone and email (if applicable) of such Participants authorised by it from time to time to enter into trades in respect of which the Services are to be provided, and LCH shall notify ICE of the same particulars of those LCH Members who receive an LCH Clearing Approval and are thereby authorised by LCH to receive the Services, and of Third Party Clearing Participants who have entered into ICE Third Party Clearing Agreements.

11.9	Each party shall include the other in its distribution list so that –

(a)	ICE will receive a copy of any guidance, circulars and other notices issued by LCH to LCH EnClear Clearing Members in respect of the Services; and

(b)	LCH will receive a copy of any guidance, circulars or other notices issued to Participants by ICE relating to Eligible Derivative Products and the Services.

11.10	LCH agrees that it will use all reasonable commercial endeavours to make such amendments as may be reasonably necessary to the Regulations and ICE Documentation respectively in order to facilitate the provision of the Services with respect to Off Market Trades with effect from 15 April 2003 or such later date as the Parties may agree.

11.11	ICE agrees to make such amendments to the ICE Documentation as LCH may reasonably require in order to facilitate the provision of the Services with respect to Off Market Trades with effect from 1 March 2003 or such later date as the Parties may agree.

System Interface

12.1	ICE will, as soon as reasonably practicable, and in any event no later than the Commencement Date, design and develop to agreed specifications (or procure that the same be done) an interface between its Trading System and the relevant system/s of LCH for the purpose of transmitting trade data and prices to LCH in respect of the Initial Products. LCH shall provide all commercially reasonable co-operation to ICE and such other persons as may be involved in order to facilitate the development of such interface. Such interface shall be fully operational no later than the Commencement Date. IN THE EVENT THAT AND DURING ANY PERIOD WHEN SUCH INTERFACE IS NOT ADEQUATELY OPERATIONAL, LCH SHALL BE RELIEVED OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO PROVIDE THE SERVICES DURING SUCH PERIOD. LCH AND ICE SHALL, DURING SUCH PERIOD, WORK TOGETHER TO AGREE ALTERNATIVE MEASURES FOR THE PROVISION OF THE SERVICES. To the extent that it is necessary in order materially to meet the batching and registration procedures of LCH currently in place for IPE, ICE shall put in place by the Commencement Date adequate and fully operational mechanisms to enable it to hold data relating to Designated Trades overnight for transmission to LCH for registration the next Clearing Day. LCH acknowledges that ICE owns and will retain all intellectual property and related rights to the system interfaces developed by ICE pursuant to this clause.

12.2	Each Party agrees to consult with the other in respect of any proposal by that Party to change or modify any direct or indirect computer interfaces between the Parties which may materially affect its ability or that of the other Party to perform its obligations under this Agreement.

12.3	LCH agrees that:

(i)	it will consult with ICE in the on-going development of its IT strategy insofar as the same may affect the provision of the Services, including in relation to any successor system to the CFS clearing processing system; and

(ii)	it will, at ICE’s election, make available to ICE as part of the Services such elements of its Clearing 21 system (or any other clearing processing system which it may develop) as it may from time to time make available to the IPE and other exchanges (including, for the avoidance of doubt, members of the Euronext Group).

Record Keeping and information

13.1	ICE undertakes to keep adequate records in respect of Designated Trades to enable LCH to establish a full audit trail of all such Designated Trades including details of each Designated Trade, date and time it was entered into, Participants party to such Designated Trades, and details of persons who submitted Trading Platform Particulars in respect of such Designated Trades.

13.2	LCH undertakes to keep adequate records in respect of LCH EnClear Contracts to enable ICE to establish a full audit trail of all LCH EnClear Contracts including details of each LCH EnClear Contract and LCH EnClear Clearing Members to that LCH EnClear Contract, and the date and time of each LCH EnClear Contract.

13.3	Any records which are required to be maintained under this paragraph 13 may be on paper, on microfiche or in computerised or other electronic form and shall be maintained for a period of at least six years or, such other longer period as may be required by applicable law or regulation or as the Parties may agree.

13.4	Each Party shall upon reasonable notice provide the other Party with a copy of any records which are required to be maintained by it under this paragraph 13.

13.5	LCH undertakes to procure from LCH Members and ICE undertakes to procure from those of its Participants that are eligible to be party to Designated Trades or to submit Trading Platform Particulars in respect of Designated Trades, all waivers of any rights to secrecy or confidentiality which it requires to enable it to perform its obligations under this Agreement.

Charges, costs and expenses

14.1	For the period of one (1) year from the Commencement Date the clearing fee chargeable by LCH to a Clearing Member in respect of its side of an LCH EnClear Contract one of the Initial Products shall be as determined in writing between the Parties.

14.2	LCH shall not levy any additional membership fee upon any person who is an LCH Member at the Commencement Date (“Existing Member”) in respect of any decision by LCH to permit that person to receive the Services. In calculating and adopting membership fees applicable to persons wishing to receive the Services, other than Existing Members, insofar as the proposed membership fee relates to the provision of the Services, LCH shall consult with ICE and shall give due consideration to any views expressed by ICE during that consultation, and will act consistently with LCH General Policy.

14.3	LCH may collect Clearing Fees from LCH EnClear Clearing Members in such manner and form as is set out in the Regulations. LCH may also collect (by such manner as may be agreed between LCH and ICE) from such LCH EnClear Clearing Members such ICE Fees in respect of each such Designated Trade as may be agreed from time to time between LCH and ICE. Where such ICE Fees are collected by LCH it shall provide to ICE, no later than seven (7) business days after the end of each month, a statement showing the amount collected in such detail as may be agreed’ between LCH and ICE and shall account to ICE for such ICE Fees in such manner as the Parties may agree.

14.4	For the purposes of this paragraph 14, “Clearing Fees” shall mean fees charged by LCH to LCH EnClear Clearing Members in respect of LCH EnClear Contracts and “ICE Fees” shall mean fees charged by ICE to Participants in respect of Designated Trades.

14.5	Except with the prior agreement of ICE, LCH agrees that:

14.5.1	No increase in Clearing Fees payable by LCH EnClear Clearing Members in respect of Designated Trades in those ICE Products which are Eligible Derivative Products on the Effective Date shall be implemented during the Fee Moratorium Period, nor shall any new fee or charge be payable by LCH EnClear Clearing Members in respect of such Designated Trades during such period; and

14.5.2	where, pursuant to the procedure described in paragraph 7 above a New Product becomes an Eligible Derivative Product during the Fee Moratorium Period, and a Clearing Fee payable by LCH EnClear Clearing Members is set by LCH in respect of Designated Trades in such New Product, no increase in such Clearing Fee shall be implemented during the Fee Moratorium Period.

Confidentiality

15.1	Each of the Parties shall -

(a)	keep confidential the terms of this Agreement and all information, whether in written or any other form, which has been disclosed to it by or on behalf of the other party in confidence or which by its nature ought to be regarded as confidential (including, without limitation, any business information in respect of the other Party which is not directly applicable or relevant to the Services); and

(b)	procure that its officers, employees, agents and representatives keep secret and treat as confidential all such documentation and information.

15.2	Sub-paragraph 15.1 does not apply to information -

(a)	which shall after the date of this Agreement become published or otherwise generally available to the public, except in consequence of a willful or negligent act or omission by the other Party to this Agreement in contravention of the obligations in sub-paragraph 15.1;

(b)	to the extent made available to the recipient Party by a third party who is entitled to divulge such information and who is not under any obligation of confidentiality in respect of such information to the other Party or who has disclosed such information under an express statement that it is not confidential;

(c)	to the extent required to be disclosed by the Regulations or any applicable law or by the FSA, CFTC or any other governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the

Party making the disclosure is subject, whether or not having the force of law, provided that the Party disclosing the information shall notify the other Party of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required) as early as reasonably possible before such disclosure must be made and shall take all reasonable action to avoid and limit such disclosure to any extent lawfully and reasonably practicable;

(d)	which has been independently and lawfully developed by the recipient Party otherwise than in the course of or pursuant to the exercise of that Party’s rights under this Agreement or the implementation of this Agreement;

(e)	which either Party is required to disclose to a third party in order to perform its obligations under or pursuant to this Agreement;

(f)	disclosed to any applicable tax authority to the extent reasonably required to assist the settlement of the disclosing Party’s tax affairs or those of any company of which it is a subsidiary of or any other person under the same control as the disclosing Party; or

(g)	which the recipient Party can prove was already lawfully known to it before its receipt from the disclosing Party.

15.3	Without limiting sub-paragraph 15.1, LCH acknowledges and agrees that all trade data relating to Designated Trades (the “Transaction Data”) are the property of ICE and its Participants and undertakes that it will use the Transaction Data only for the purposes set out in sub-paragraphs 15.4, 15.5 and 15.6. ICE grants LCH a royalty-free non-transferable license to use and copy Transaction Data or any part of them for any and all of the purposes set out in such sub-paragraphs and to grant sub-licences on similar terms for any one or more of such purposes to any sub-contractor or delegate referred to in sub-paragraph 15.4.

15.4	ICE acknowledges that LCH may delegate and/or sub-contract certain functions related to the provision of the Services (the “Delegated Functions” and agrees that LCH may disclose Transaction Data to any such delegate or sub-contractor and may grant such person or persons a sub-licence to use and copy Transaction Data, in each case solely to the extent necessary to enable such person to perform the Delegated Functions provided that LCH shall require such person/s to keep the Transaction Data confidential.

15.5	ICE hereby permits LCH during the term of this Agreement to use Transaction Data for the following purposes -

(a)	as necessary to provide the Services or any part of them;

(b)	compiling end of day market statistics for use by LCH, its employees, agents, contractors, Directors, officers and advisers for the proper business purposes of LCH, provided that such statistics shall not be made public.

(c)	calculation of intra-day and end of day margining obligations and reporting to LCH Members of the information relied upon in calculating such margin obligations or otherwise for risk management purposes;

(d)	performing its obligations in respect of LCH EnClear Contracts under the Regulations (including transmitting such details to third parties during the course of performing its obligations in accordance with the Regulations);

(e)	complying with requests from the FSA, CFTC or any other relevant governmental body or other authority, regulatory body or court of competent jurisdiction or for the purposes of commencing, or defending, any arbitration or court proceedings; and

(f)	providing to any LCH EnClear Clearing Member any information or details regarding any LCH EnClear Transactions or LCH EnClear Contracts to which that LCH EnClear Clearing Member is party providing always that, in addition to the above, LCH may at any time compile and make publicly available market statistics with the prior express consent in each instance of ICE.

15.6	ICE shall provide LCH with such data or other information which LCH may be required to produce from time to time to the FSA, CFTC or any other authority, regulatory body or court referred to in sub-paragraph 15.5 (e) above.

15.7	Each party acknowledges and agrees that the other may disclose Transaction Data to its employees, legal advisers, insurance brokers and underwriters, auditors and such other professional advisers as the Parties may agree from time to time provided that such disclosure is reasonably necessary for the proper performance of that person’s functions and that such persons shall be required to keep the Transaction Data confidential.

Trade emergencies and market disorder

16.1	If at any time either Party suspects or anticipates the development of an excessive position in respect of an Eligible Derivative Product owned or controlled by the same person, or under the common control of a group of persons acting together or in concert, or any manipulation, corner, squeeze or other undesirable situation or practice that might reasonably be expected to affect or be capable of affecting the market for that product, the risk of LCH, LCH Members, LCH EnClear Contracts, Participants or any of them, it shall immediately notify the other Party. For the avoidance of doubt, neither Party shall have any liability to the other for any omission or failure (other than willful failure or omission) to notify the other Party pursuant to this sub-paragraph 16.1.

16.2	If LCH reasonably determines that the circumstances contemplated by sub-paragraph 16.1 have arisen, LCH may take such action as it deems reasonably necessary in accordance with the Regulations in respect of LCH EnClear Contracts, LCH EnClear Transactions and Designated Trades and the provision of the Services. Wherever reasonably practicable, LCH shall consult with ICE prior to taking such action.

16.3	If at any time ICE reasonably determines that any of the circumstances referred to in sub-paragraph 16.1 have arisen and it shall have notified LCH accordingly, the Parties agree that they shall monitor the development of such circumstances and share information about such circumstances with each other to the extent that each is reasonably able so to do in the light of its obligations of confidentiality to third parties and other obligations placed upon it by law, contract or otherwise.

Period for acceptance of LCH EnClear Transactions arising in respect of Designated Trades

17.1	It is agreed that for the time being LCH will accept LCH EnClear Transactions arising in respect of Designated Trades for registration by LCH during at least the same hours London time in which LCH from time to time accepts eligible FE trades for registration.

17.2	In the event that either party wishes to change the period during which LCH EnClear Transactions arising in respect of Designated Trades will be accepted by LCH for registration, then the Parties shall work together in good faith with a view to reaching agreement in respect thereof.

Contract Terms

18.1	The contract terms of LCH EnClear Contracts arising from LCH EnClear Transactions in respect of Designated Trades in ICE Products other than the Initial Products shall be agreed between LCH and ICE from time to time and shall be set out in the Procedures.

18.2	LCH may amend any such contract terms referred to in sub-paragraph 18.1 above, providing that (with the exception of any such amendment introduced by LCH in any of the circumstances contemplated by sub-paragraph 16.1 above or in any of the circumstances contemplated by Regulation 26 of the Regulations, when, in either such case LCH shall not be bound by the provisions of this sub-paragraph 18.2):

18.2.1	LCH may not amend any material provision of those Standard Terms which are applicable to LCH EnClear contracts arising in respect of Designated Trades executed through the Trading System and which are set out in any of the contract tables in Section 1 of paragraph 3 of Part A to the Schedule to the LCH EnClear Regulations, or any material provision contained in the Product Eligibility Criteria for LCH EnClear Eligible Derivative Products for the ICE Trading System set out in sub-paragraph 1.2 of Part B to the Schedule to the LCH EnClear Regulations without the prior agreement of ICE;

18.2.2	With regard to any other such contract terms, LCH shall firstly consult with ICE and give due consideration to any views expressed by ICE during such consultation and shall give no less than five (5) Business days prior notice to ICE of any such amendment.

Default Fund

19.1	With respect to the provision of the Services by LCH in respect of the Initial Products, LCH Members who wish to be LCH EnClear Clearing Members will contribute to the Exchange Fund Amount (“EFA”) of the Default Fund on terms identical to those on which other LCH Members contribute to the EFA.

19.2	LCH warrants and represents at the date of this Agreement that (i) the EFA is currently set at three hundred and ten million pounds sterling (£310 million sterling) in aggregate; (ii) LCH Members’ contributions are determined by their respective volume and initial margin requirements (as defined by the Regulations) subject to a minimum contribution of one hundred thousand pounds sterling (£100,000 sterling); and (iii) all contributions to the EFA take the form of cash-backed indemnities given to LCH, whose current policy at the date of this Agreement is, subject to the discretion of its board, to hold the cash and pay each LCH Member interest thereon at a rate equivalent to three (3) month sterling LIBOR plus one percentage point.

Assignment and delegation

20.1	Neither Party shall take any steps to assign, transfer, charge or otherwise encumber with all or any of its rights or obligations under or pursuant to this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed provided, however, that either Party may assign this Agreement to any entity (i) controlling, controlled by, or under common control with such party, or (ii) which succeeds to all or substantially all of the assets and business of such Party, if:

20.1.1	in the case of any such assignment by LCH, the assignee is a Recognised Clearing House under the Financial Services and Markets Act 2000 or has substantially similar status under legislation from time to time replacing those Acts, and a Derivatives Clearing Organization registered with the CFTC.

20.1.2	in the case of any such assignment by ICE, the assignee has the appropriate regulatory authorisation within the United States from the CFTC or other appropriate regulatory body in the United States or elsewhere in order lawfully to operate the Trading System in the manner contemplated by this Agreement and the assignee agrees in writing to assume the assignor’s obligations under, and to be bound by the provisions of, this Agreement (as it may be amended from time to time). This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns in accordance with its terms.

20.2	If either Party proposes to delegate the performance of any of its obligations under or pursuant to this Agreement it shall consult with the other Party before doing so.

20.3	A delegation or sub-contracting by either Party under sub-paragraph 20.2 shall not affect the obligations of that Party under this Agreement and that Party shall be liable for the acts and omissions of its delegate as if they were its own but subject to the provisions of this Agreement including without limitation paragraphs 26 and 27.

Termination

21.1	ICE or LCH may terminate this Agreement immediately by notice to the other Party (the “Defaulting Party”) where:

21.1.1	the Defaulting Party is unable, or admits in writing inability, to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

21.1.2	a moratorium is declared in respect of any of the Defaulting Party’s indebtedness;

21.1.3	any corporate action, legal proceeding or other procedure or step is taken (or any analogous procedure or step is taken in any jurisdiction) by or in respect of the Defaulting Party in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), other than a solvent liquidation or reorganisation, of any member of the Defaulting Party’s Group of Companies;

(ii)	a composition, assignment or arrangement with any creditor;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of any of the Defaulting Party’s Group of Companies), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of the Defaulting Party’s assets; or

(iv)	enforcement of any security over any of the Defaulting Party’s assets;

and such procedure: (i) if instituted against the Defaulting Party by a third party, is not discharged within 10 Business Days; or (ii) if instituted by the Defaulting Party, then immediately;

21.1.4	the Defaulting Party becomes unable to pay its debts as they fall due for the purposes of Section 123(1) (but excluding sub-Section (1)(a) thereof) of the Insolvency Act 1986;

21.1.5	the Defaulting Party makes any arrangement with or compounds with its creditors or calls a meeting of its creditors for such purpose;

21.1.6	the Defaulting Party enters into any liquidation (other than for the purposes of a voluntary reconstruction or amalgamation for which the prior written consent of the other Party has been obtained); or

21.1.7	the Defaulting Party has an encumbrancer take possession or a receiver or administrative receiver or administrator appointed (other than where such possession or appointment is discharged within 10 Business Days of being effected) of all or any material part of its assets.

21.2	Either Party may terminate this Agreement immediately (or at its option upon such period of notice as it may specify) by notice to the other Party if the other Party has received notice that it will cease to be, in the case of LCH, a Derivatives Clearing Organization, or, in the case of ICE, an Exempt Commercial Market or other market or exchange permitted under the Commodity Exchange Act; or

21.3	At any time after the Effective Date of this Agreement either Party may terminate this Agreement by the giving to the other Party of 1 year’s written notice expiring at any time.

21.4	Upon service of a notice to terminate this Agreement under sub-paragraph 21.3 above, the Parties shall agree the date upon which LCH shall terminate provision of the Services, provided that such date shall not be later than the date upon such notices expires, and neither Party shall unreasonably withhold or delay its agreement to a date proposed by the other Party. Failing agreement between the Parties, LCH shall terminate provision of the Services on the date of termination of this Agreement.

21.5	Termination of this Agreement shall not release either of the Parties from any other liability which at the time of termination has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination.

21.6	The provisions of paragraphs 13, 15, 20, 22, 25, 26, 27, 29, 30, 32, 33, 34, 35, 36, 38, and 39 shall survive termination of this Agreement.

21.7	A Party shall notify the other in writing of the execution of any agreement for the change of control of such party (“the Affected Party”). For the purposes of this paragraph a person shall be taken to have control of the Affected Party if he exercises or is able to exercise or is entitled to acquire, direct or indirect control over the Affected Party’s affairs and in particular, but without prejudice to the generality of the foregoing, if he possesses or is entitled to acquire –

21.7.1	the greater part of the share capital or issued share capital of the Affected Party or of the voting power in the Affected Party’s corporate structure;

21.7.2	such part of the issued share capital of the Affected Party as would, if the whole of the income of that Affected Party were in fact distributed among the participators (without regard to any rights which he or any other person has as a loan creditor) entitle him to receive the greater part of the amount so distributed; or

21.7.3	such rights as would, in the event of the winding up of the Affected Party or in any other circumstances, entitle him to receive the greater part of the assets of the Affected Party which would then be available for distribution among the participators.

Where two or more persons together satisfy any of the conditions set out above in this sub-paragraph 21.7, they shall be taken as having control of the Affected Party. For the purposes of this paragraph there shall be attributed to any person any rights or powers of a nominee for him. At any time within three (3) months from receipt of such a notice from the Affected Party, the other Party may terminate the Agreement by giving notice in writing to the Affected Party. The termination of this Agreement in such circumstances shall be effective no sooner than three (3) months after the service of such notice.

21.8	Upon termination of this Agreement for any reason, LCH agrees it will use its reasonable endeavours to co-operate with ICE and any third party who has agreed to provide services comparable to the Services or any of them in place of LCH (a “Successor Provider”) to ensure a smooth and orderly transition to the Successor Provider in order to minimise the disruption to the Trading System and to Participants, and to assist and enable ICE to comply with such regulatory obligations and duties as it may have. LCH further agrees that, following such termination, upon written request of all LCH EnClear Clearing Members with open positions at the date of termination of this Agreement, it will use all reasonable endeavours to co-operate with ICE to introduce arrangements for the termination at a date to be agreed between those LCH EnClear Clearing Members and LCH, of all such open LCH EnClear Contracts registered in the names of those LCH EnClear Clearing Members, and to provide to the Successor Provider such particulars of those LCH EnClear Contracts as those LCH EnClear Clearing Members may reasonably request. ICE undertakes to reimburse LCH in respect of reasonable costs and expenses (including legal costs) properly incurred by LCH in connection with such transition and the provision of such particulars to a Successor Provider (other than, for the avoidance of doubt, costs incurred by LCH in connection with ceasing to provide the Services to its members) except where LCH has terminated this Agreement in breach of this paragraph 21 or where the Agreement is terminated by ICE due to a fundamental breach of this Agreement by LCH.

Amendment

22.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the Parties to it.

22.2	Unless expressly agreed, no variation of any provision of this Agreement whether express or otherwise shall constitute a general waiver of any other provision of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

Filings

23.	The Parties will each procure that any other registrations, filings and submissions required under the laws of any jurisdiction are made to the extent that the provisions of such laws apply to each of them. The Parties will co-ordinate and co-operate with one another in providing such information and provide each to the other all reasonable assistance as may be requested in connection with any such registrations, filings and submissions.

Additional assurance

24.	Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be reasonably necessary to implement or give effect to this Agreement and the provision of the Services hereunder.

Warranty of capacity and power

25.	Each Party represents and warrants to the other Party that the following statements are, at the date of this Agreement, true and accurate -

(a)	it is duly organised and validly existing under the laws of the jurisdiction of its organisation, and has capacity and power to enter into and perform its obligations under this Agreement;

(b)	its Memorandum and Articles of Association, or similar corporate constitutional documents required by law, incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, and all necessary authorisations of any governmental or other authority including those of the CFTC and/or FSA, as the case may be, have been duly and unconditionally obtained and are now in full force and effect which are required to authorise it to execute and deliver, and perform the obligations contemplated by, this Agreement;

(c)	neither the execution and delivery by it of this Agreement nor the performance by it of any of the obligations contemplated by this Agreement will -

(i)	contravene or constitute a default under any provision contained in any law, judgment, order (of any jurisdiction in which it carries on business) or consent by which it is bound or affected or in any agreement or instrument to which it is a party;

(ii)	cause any limitation on it or the powers of its directors, whether imposed by or contained in its Memorandum or Articles of Association or other corporate constitutional document or any law, order, judgement (of any jurisdiction in which it carries on business), consent, agreement, instrument, or otherwise, to be exceeded;

(d)	it has obtained all authorisations, consents or approvals of any governmental or regulatory body required in connection with this Agreement;

(e)	its obligations under this Agreement constitute its legal, valid, binding and enforceable obligations, subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law);

(f)	no event has occurred which constitutes, or with the giving of notice or the lapse of time or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which it or any of its assets is bound or affected, being a contravention or default which might have a material adverse effect on its business and which might adversely affect its ability to observe and perform its obligations under or pursuant to this Agreement;

(g)	there is not current or pending or, to its best knowledge, threatened, any litigation, arbitration or administrative action or proceeding before any court,

arbitrator, governmental, regulatory or administrative agency or authority which by itself or together with any other such proceedings or claims, if determined adversely to it, will or might have a material adverse effect on its financial condition, business, assets or operations or its ability to perform its obligations under this Agreement; and

(h)	there are no other facts or matters to the best of its knowledge which might reasonably be expected to have a material adverse effect on its business and its ability to perform its obligations under this Agreement or on the willingness of the other Party to enter into this Agreement.

(i)	ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MECHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE ARE DISCLAIMED.

LIABILITY

26.1	SUBJECT TO SUB-PARAGRAPH 26.3, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS AND/OR CONTRACTORS SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY CLAIMS WHATSOEVER ARISING OUT OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, CLAIMS FOR LOSS OF PROFITS OR INCOME OR LOSS OF USE OF EITHER, LOSS OF BUSINESS EXPECTATIONS OR BUSINESS INTERRUPTIONS. THIS PARAGRAPH SHALL APPLY REGARDLESS OF ANY ACTUAL KNOWLEDGE OR FORESEEABILITY OF SUCH DAMAGES.

26.2	SUBJECT TO SUB-PARAGRAPHS 26.1 AND 26.5, THE TOTAL AGGREGATE LIABILITY OF EACH PARTY TO THE OTHER FOR ALL LOSSES, DAMAGES, COSTS, CLAIMS AND EXPENSES OF ANY KIND ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT SHALL NOT EXCEED [***] £[***]. THE FOREGOING SHALL APPLY REGARDLESS OF WHETHER A CLAIM

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARISES IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

26.3	THE PARTIES ACKNOWLEDGE THEY HAVE ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE LIMITATIONS OF LIABILITY AND DISCLAIMERS OF WARRANTIES AND DAMAGES SET OUT HEREIN AND THAT THE SAME FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES. THE PARTIES AGREE THAT THE LIMITATIONS AND EXCLUSIONS OF LIABILITY AND DISCLAIMERS OF WARRANTIES AND CONDITIONS SPECIFIED HEREIN SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

26.4	ICE ACKNOWLEDGES, UNDERSTANDS AND ACCEPTS THAT LCH MAKES NO WARRANTY WHATSOEVER TO ICE AS TO THE SERVICES, EXPRESS OR IMPLIED, AND THAT THE SERVICES ARE PROVIDED “AS IS” TO LCH ENCLEAR CLEARING MEMBERS FOR THEIR BENEFIT (AND, WHERE APPLICABLE THE BENEFIT OF THEIR RESPECTIVE THIRD PARTY CLEARING PARTICIPANTS AND THEIR CUSTOMERS) IN ACCORDANCE WITH THE PROVISIONS OF THE REGULATIONS, RELEVANT LCH CLEARING APPROVALS, THE ICE THIRD PARTY CLEARING AGREEMENT (WHERE APPLICABLE), AND THE RELEVANT CLEARING MEMBERSHIP AGREEMENT/S. LCH DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. NEITHER LCH NOR ITS MANAGERS, MEMBERS, OFFICERS, EMPLOYEES OR AGENTS MAKE ANY WARRANTY WITH RESPECT TO, AND NO SUCH PARTY SHALL HAVE ANY LIABILITY TO ICE FOR THE ACCURACY, TIMELINESS, COMPLETENESS, RELIABILITY, PERFORMANCE OR CONTINUED AVAILABILITY OF THE SERVICES (INCLUDING BUT NOT LIMITED TO THE OPERATION AND FUNCTIONALITY OF LCH OR OTHER SYSTEMS UTILISED, OR FOR DELAYS, OMISSIONS OR INTERRUPTIONS THEREIN. LCH SHALL HAVE NO DUTY OR OBLIGATION TO VERIFY ANY INFORMATION RECEIVED FROM ICE OR ANY LCH ENCLEAR CLEARING

MEMBER OR THIRD PARTY CLEARING PARTICIPANT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING LCH DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE REGARDING LCH OR OTHER SYSTEMS UTILISED AND THE OPERATION AND FUNCTIONALITY THEREOF AND DISCLAIMS ALL LIABILITY WITH REGARD THERETO.

26.5	NOTHING CONTAINED IN THIS AGREEMENT SHALL RESTRICT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ANY ACT, OMISSION OR NEGLIGENCE OF THAT PARTY OR ITS OFFICERS, AGENTS, EMPLOYEES OR SUB-CONTRACTORS.

26.6	WITHOUT PREJUDICE TO EACH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT IT DOES NOT OWE ANY DUTY OF CARE TO THE OTHER IN RELATION TO THE ADMISSION OF ANY LCH ENCLEAR CLEARING MEMBER OR THIRD PARTY CLEARING PARTICIPANT (AS APPLICABLE) OR THE EXERCISE OF ITS POWERS UNDER THE REGULATIONS OR ICE DOCUMENTATION, AS THE CASE MAY BE.

FORCE MAJEURE

27.1.1	SUBJECT TO SUB-CLAUSE 27.1.2 BELOW, NEITHER ICE NOR LCH SHALL BE LIABLE TO THE OTHER FOR ANY FAILURE TO FULFIL ITS DUTIES HEREUNDER IF AND TO THE EXTENT THAT SUCH FAILURE RESULTS FROM AN EVENT, CAUSE OR CIRCUMSTANCE WHICH IS BEYOND ITS REASONABLE CONTROL, AND WHICH IS AN ACT OF GOD, WAR DAMAGE, ENEMY ACTION, THE ACT OF ANY GOVERNMENT OR OTHER COMPETENT AUTHORITY, RIOT, CIVIL COMMOTION, REBELLION, PLAGUE, EPIDEMIC, TERRORISM, STORM, ACCIDENT, FIRE, FLOOD, EXPLOSION, LOCK-OUT, FAILURE OF TELECOMMUNICATIONS SYSTEM OR POWER SUPPLY, POLITICAL UNREST, INDUSTRIAL DISPUTE OR DISTURBANCE, STRIKE, BOYCOTT, EMBARGO, ADVERSE WEATHER OR ATMOSPHERIC CONDITIONS, FRAUD OF ANY PERSON OTHER THAN AN EMPLOYEE, DIRECTOR OR

AGENT OF THAT PARTY, UNFORESEEN SHORTAGE OF PERSONNEL FOR MEDICAL REASONS, SUSPENSION OF PAYMENTS BY OR INSOLVENCY, RECEIVERSHIP, ADMINISTRATION, BANKRUPTCY OR LIQUIDATION OF ANY PERSON OR OTHER SIMILAR CAUSE (“FORCE MAJEURE EVENT”) (WHICH FOR THE AVOIDANCE OF DOUBT SHALL NOT INCLUDE A FAILURE OF ANY SUB-CONTRACTOR TO PERFORM ITS OBLIGATIONS UNDER A SUB-CONTRACT).

27.1.2	LCH SHALL NOT BE ABLE TO RELY ON SUB-CLAUSE 27.1.1 ABOVE TO THE EXTENT THAT ITS FAILURE TO FULFIL ITS DUTIES IS DUE TO OR CONNECTED WITH A FAILURE BY LCH TO HAVE ADEQUATE BUSINESS CONTINUITY ARRANGEMENTS EXCEPT WHERE SUCH FAILURE IS ITSELF THE RESULT OF A FORCE MAJEURE EVENT.

27.2	THE PARTY UNABLE TO FULFIL ITS DUTIES PURSUANT TO SUBPARAGRAPH 27.1 (THE “AFFECTED PARTY”) SHALL:

27.2.1	GIVE WRITTEN NOTICE TO THE OTHER PARTY (THE “OTHER PARTY”) AS SOON AS REASONABLY PRACTICABLE AFTER IT BECOMES AWARE OF THE OCCURRENCE OR LIKELY POSSIBILITY OF A FORCE MAJEURE EVENT, SUCH NOTICE TO CONTAIN THE FOLLOWING INFORMATION:

(i)	A DESCRIPTION OF THE FORCE MAJEURE EVENT THAT HAS OCCURRED OR IS LIKELY TO OCCUR;

(ii)	THE DATE FROM WHICH THE EVENT HAS PREVENTED OR HINDERED OR WILL PREVENT OR HINDER THE AFFECTED PARTY IN THE PERFORMANCE OF ITS DUTIES HEREUNDER;

(iii)	A DESCRIPTION OF THE DUTIES SO AFFECTED;

(iv)	ITS BEST ESTIMATE OF THE DATE UPON WHICH IT WILL BE ABLE TO RESUME PERFORMANCE OF THE AFFECTED DUTIES; AND

27.2.2	AT ALL TIMES CONTINUE TO TAKE STEPS IN ACCORDANCE WITH GOOD INDUSTRY PRACTICE TO RESUME FULL PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT;

27.2.3	AT ALL TIMES USE ALL REASONABLE ENDEAVOURS TO MITIGATE THE CONSEQUENCES OF THE FORCE MAJEURE EVENT; AND

27.2.4	AT REASONABLE INTERVALS, OR UPON REQUEST BY THE OTHER PARTY, UPDATE SUCH OTHER PARTY AS TO THE FORCE MAJEURE EVENT, ITS EFFECT, THE STEPS BEING TAKEN OR PLANNED TO REMEDY IT, AND SUCH OTHER DETAILS AS THE OTHER PARTY MAY REASONABLY REQUEST.

THE RELIEF FROM LIABILITY UNDER SUB-PARAGRAPH 27.1 SHALL LAST FOR THE DURATION OF THE FORCE MAJEURE EVENT IF AND SO LONG AS THE AFFECTED PARTY COMPLIES WITH THIS SUB-CLAUSE 27.2.

Instructions

28.1	For the purposes of this paragraph 28 any reference to “procedures” shall mean a reference to such procedures as may be agreed between the Parties from time to time. A Party (the “first Party”) shall be entitled without further enquiry to execute or act on any written information or written instructions received from the other Party (the “other Party”) in accordance with procedures whether from the other Party or any person reasonably believed by the first Party to be a person notified to the first party as having authority to act on the other Party’s behalf, and the first Party shall not be liable for any liability, claim, loss, damages and expenses of any kind or nature suffered or incurred by the other party if it is subsequently discovered that any such information is inaccurate, forged or unauthorised provided that the first party has complied with the relevant procedures (if any) and acted reasonably.

28.2	A Party (the “first Party”) shall be entitled without further enquiry to execute or act on any information or instruction or purported information or instruction received in electronic form via (or purportedly via) the first Party’s computer systems from the other Party (the “other Party”) in accordance with procedures notwithstanding that it may afterwards be discovered that any such information or instruction was not initiated by the other Party or was not initiated through the computer systems operated by the other Party; such execution or action shall, save in the case of willful default or reckless disregard of the first Party’s obligations, constitute a good discharge to the first Party which shall not be liable for any liability, claim, loss, damages and expenses of any kind or nature arising from such execution or action provided that the first Party has complied with any applicable procedures.

28.3	A Party (the “first Party”) shall be entitled without further enquiry to execute or act on any oral information or oral instructions received from the other Party (the “other Party”) whether from the other Party or any person reasonably believed by the first Party to be a person notified to the first party as having authority to act on the other Party’s behalf provided that the first Party shall have complied with the procedures agreed between the Parties for authentication of oral instructions and the first Party shall not be liable for any liability, claim, loss, damages and expenses of any kind or nature suffered or incurred by the other Party if it is subsequently discovered that any such information is inaccurate or unauthorised provided that the first Party has complied with any applicable procedures.

Illegality

29.1	Neither Party shall be required to perform any obligation under this Agreement to the extent that the performance of such obligation would cause that Party to breach any applicable law or regulation to which it is subject.

29.2	If either Party becomes aware that the performance of any obligation under this Agreement would or could breach any applicable law or regulation to which it is subject, it shall notify the other as soon as reasonably practicable.

29.3	Each Party undertakes to comply with all applicable laws and regulations to which it is subject in connection with performance of its obligations under this Agreement.

Severability

30.	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

Notices

31.1	Any notice to be given by one Party to the other under this Agreement shall be given in accordance with the provisions set out in Schedule 1 hereto.

31.2	A Party may notify the other Party to this Agreement of a change to a name, relevant addressee, address or facsimile address set out in Schedule 1 hereto, in accordance with the provisions set out therein.

Waivers

32.	Any failure or delay by any Party in exercising any right or remedy provided by law or under this Agreement shall not impair or affect such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time unless expressly provided. No single or partial exercise of any such right or remedy shall preclude any permitted other or further exercise of it or the exercise of any other right or remedy.

Remedies Cumulative

33.1	Subject to sub-paragraph 26.2, the rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative. They may each be exercised as often as such Party considers appropriate and are in addition to such rights and remedies under general law as each Party may have.

33.2	The Parties acknowledge that damages may not be an adequate remedy for any breach of this Agreement. Subject to paragraph 39 below, either Party shall be entitled to obtain any legal and/or equitable relief, including specific performance or injunctive relief, in the event of any breach of the provisions of this Agreement.

Entire Agreement

34.	This Agreement sets out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement. It is agreed that-

(a)	neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out or referred to in this Agreement;

(b)	neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party which is not contained in this Agreement nor for any breach of warranty which is not contained in this Agreement; and

(c)	this paragraph shall not exclude any liability for fraudulent misrepresentation.

Legal Relationship

35.	Nothing in this Agreement is deemed to constitute a partnership between the Parties nor constitute any Party the agent of the other or any other Party for any purpose.

No rights under Contracts (Rights of Third Parties) Act 1999

36.	A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to rely on or enforce any of its terms.

Number of counterparts

37.	This Agreement may be executed by the Parties to it on separate counterparts, each of which is an original but both of which together constitute one and the same instrument.

Governing law and iurisdiction

38.1	This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, English law and the Parties irrevocably submit to the exclusive jurisdiction of the English courts to support and assist the arbitration process (set out in paragraph 39 below) including, if necessary, the grant of interlocutory relief pending the outcome of that process.

38.2	ICE hereby irrevocably appoints IntercontinentalExchange Services (UK) Limited whose registered office is 3rd Floor 42 Moorgate London EC2 as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement. If such process agent ceases to be able to act as such or to have an address in England, ICE irrevocably agrees to appoint a new process agent in England reasonably acceptable to LCH and to deliver to LCH within 14 days of such replacement appointment a copy of a written acceptance of appointment by the replacement process agent. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

39.	Dispute Resolution

39.1	Negotiation

39.1.1	In the event that a dispute or difference (a “Dispute”) arises between the Parties out of or in connection with this Agreement, the Parties shall seek to resolve the Dispute by negotiation by referring the Dispute first to:

(i)	in the case of LCH, any Managing Director; and

(ii)	in the case of ICE, the Chief Operating Officer or his delegate in his absence or unavailability

(each a “Representative”).

39.1.2	Such referral shall be initiated by one of the Parties notifying the other in writing that the dispute resolution procedure set out in this sub-clause 39.1 shall apply and setting out the nature of the Dispute. The Parties shall convene a meeting of the relevant Representatives, and the relevant Representatives shall endeavour to resolve the Dispute, within 5 Business Days of the date of the notice (the “Notice Date”). The joint written decision (if any) of the relevant Representatives shall be binding on the Parties.

39.1.3	In the event that the Dispute remains unresolved following that meeting, either Party may refer the Dispute for further negotiation as between the Chief Executives of each of the Parties, who (if either Party makes such election) shall meet and endeavour to resolve the Dispute within 15 Business Days from the Notice Date. The joint written decision (if any) of the Chief Executives shall be binding on the Parties.

39.2	Mediation

In the event that the Parties are unable to resolve a matter in accordance with sub-clause 39.1 above (and whether or not an election under sub-clause 39.1.3 above is made), the following provisions shall apply:

39.2.1	The Party seeking redress (the “Aggrieved Party”) shall give written notice to the other Party setting out full particulars of the Dispute within 20 Business Days of the Notice Date.

39.2.2	No later than 10 Business Days after service of such notice, the Aggrieved Party shall organise a meeting (the “Dispute Resolution Meeting”) to be held at a mutually convenient time, on a date no later than 20 Business Days from the date of service of the notice, at a location in London. In the event that the Parties are unable to agree such a mutually convenient time within such 10 Business Day period, then the Aggrieved Party shall nominate 3 different appointment times between 8 am and 6 pm on 3 separate Business Days within the remainder of the 20 Business Day period, and the other Party shall select one such appointment. In default of such selection by the other Party within 2 Business Days of notification by the Aggrieved Party of the 3 appointment times, then the Aggrieved Party shall select one of the 3 appointment times, and notify the other Party of the date and time thereof at least 2 Business Days in advance.

39.2.3	Each of the Parties agrees that it shall be represented at such Dispute Resolution Meeting by one or more of its Chief Executive, Chairman, Deputy Chief Executive, Chief Operating Officer or (in the case of LCH) any Managing Director, and that each Party shall use its best endeavours and negotiate in good faith with a view to resolving the Dispute with or without financial recompense.

39.2.4	In the event that the Parties are unable to reach a resolution of the Dispute, then they shall adjourn the Dispute Resolution Meeting for a period of no longer than 10 Business Days and they shall invite the services of a mutually agreed professional mediator to assist them in achieving a resolution at the resumed meeting (the “Resumed Meeting”). The time and place of the Resumed Meeting shall be agreed between the Parties; in default of agreement regarding the time and place of the Resumed Meeting, the procedure set out in sub-clause 39.2.2 shall be applied, the time periods referred to in sub-clause 39.2.2 running from the end of the 10 Business Day period referred to in this sub-clause 39.2.4. The fees of the professional mediator shall be shared equally between the Parties and each Party shall bear its own costs in connection with such mediation.

39.3	Arbitration

If the Parties are unable to resolve the Dispute at such adjourned meeting, then such Dispute shall be finally settled by arbitration in London pursuant to the LCIA Rules in accordance with the Arbitration Act 1996. It is agreed that:

(i)	the proceedings of the arbitration shall be confidential to the Parties;

(ii)	the seat of arbitration shall be London and the place of arbitration shall be London;

(iii)	the language of the arbitration shall be English;

(iv)	the arbitration shall be conducted by a single arbitrator, having knowledge of or experience in relation to international clearing systems and international financial or commodities futures markets to be appointed by written agreement of the Parties or, failing such agreement within 15 Business Days of one Party inviting the other to agree, by the LCIA;

(v)	the fees of the arbitrator shall be shared equally between the Parties and, unless the arbitrator orders otherwise, each Party shall bear its own costs in connection with the arbitration;

(vi)	the arbitrator shall have power to order any relief on a provisional basis which he would have power to grant in a final award; and

(vii)	the award of the arbitrator shall be final and binding on the Parties and, to the extent permitted by the laws of England and Wales, the Parties hereby waive any right to any form of appeal or to a court of law or other judicial authority.

39.4	The Parties agree that any professional mediator involved in the mediation procedure specified in sub-clause 39.2 above shall not take any part in any arbitration, whether as a witness or otherwise, and any recommendations made by him in connection with such procedure shall not be relied upon by either Party without the consent of the other Party and the professional mediator.

39.5	Neither Party shall, outside the negotiation and mediation procedure specified in sub-clauses 39.1 and 39.2 above, make use of, or rely upon, any “without prejudice statements” or admissions made by the other Party in such procedures.

39.6	Nothing in this Clause 39 shall prevent either Party from taking such action as it deems, in its reasonable opinion, necessary in order to obtain interlocutory relief requiring compliance with, or preventing breach of, a material term of this Agreement, including, without limitation, initiating Court proceedings in the Courts of England and Wales. The taking of any such action shall be without prejudice to the Parties’ obligation to negotiate and mediate (or, as the case may be, to continue to negotiate and/or mediate) any Dispute in accordance with sub-clauses 39.1 and 39.2 above.

IN WITNESS whereof the Parties have caused this Agreement to be signed by their duly authorised representatives on the day and year first before written.

SIGNED BY /s/ S.Trabia

for INTERCONTINENTALEXCHANGE, INC.

/s/ Arun Aggarwal
MD — Business Management
SIGNED BY And Authorized signatory

(Signatory 1)

/s/ Richard Heyman
Director

(Signatory 2)

for THE LONDON CLEARING HOUSE LIMITED

SCHEDULE 1

NOTICES

1.	Notice of Termination (Paragraph 21 of the Agreement) or Notice of withdrawal of Eligible Derivative Products in same Product Group (sub-paragraph 7.12.2) or System Issue Notice (sub-paragraph 7.13.2)

1.1	Any notice to be given pursuant to paragraph 21 or sub-paragraph 7.12.2 or sub-paragraph 7.13.2 of the Agreement shall be delivered by hand (including but not limited to courier) or by pre-paid mail, marked to the attention of the person identified below, at the address set out below in respect of that Party:

The London Clearing House Limited
Aldgate House
33 Aldgate High Street
London EC3N Lea
UK

Attention:       The Company Secretary

lntercontinentalExchange, Inc. (“ICE”)
2100 RiverEdge Parkway, Fifth Floor,
Atlanta, GA 30328, USA
Attention:       The Chief Operating Officer
(with a copy to the General Counsel although notice will be deemed to have been duly given if only one copy of the notice is served addressed to the Chief Operating Officer)

1.2	Where a notice is delivered to a Party after 6 p.m. (local time) on a day which is not a business day at the place of delivery, then the notice shall be deemed to be delivered at 9 a.m. on the next following business day at that place.

2.	Notice relating to Default (Sub-paragraph 9.3 of the Agreement)

Any notice to be given by LCH to ICE pursuant to sub-paragraph 9.3 of the Agreement shall be given by telephone to the Chief Operating Officer or his authorised delegate on any one of the following the telephone numbers in the United States:

1 – 770 – 738 – 2129
1 – 770 – 933 – 9522

3.	Sending of a copy of a Default Notice (Sub-paragraph 9.5 of the Agreement)

A copy of a Default Notice sent by LCH to ICE pursuant to sub-paragraph 9.5 shall be sent by fax to any one of the following fax numbers in the United States:

1 – 770 – 951 – 5481

4.	Sending a notice of intention to suspend or terminate contractual relationship with a Participant (Sub-paragraph 9.6 of the Agreement)

Any notice to be given by ICE to LCH pursuant to sub-paragraph 9.6 of the Agreement shall be given in the first instance by telephone to the Managing Director, Risk or his authorised delegate on any one of the following telephone numbers in the United Kingdom:

+44 (0)20 7426 7000
+44 (0)20 7426 7055

followed thereafter by written notice sent by fax to any of the following fax numbers in the United Kingdom:

+44 (0)20 7667 7351
+44 (0)20 7426 7001

5.	Other notices

5.1	Any notice to be given by a Party to the other Party pursuant to any other paragraph of the Agreement shall be given by fax to one of the fax numbers of the other Party as set out below:

LCH:
+44 (0)20 7667 7351
+44 (0)20 7426 7001
+44 (0)20 7426 7210

ICE:
1 – 770 – 951 – 5481

or delivered by hand or pre-paid mail, in all cases marked to the attention of the person identified in section 1.1 above, to the address of the other Party as set out in section 1.1 above.

5.2	Where a notice is delivered by hand or pre-paid mail to a Party after 6 p.m. (local time) on a day which is not a Business Day at the place of delivery, then the notice shall be deemed to be delivered at 9 a.m. on the next following Business Day at that place.

6.	Notices sent by fax

Where any notice referred to in this Schedule is sent by fax, it shall be deemed to be delivered to the receiving Party when receipt is confirmed telephonically between the sending Party and the Party to whom it has been dispatched.

7.	Change of name, address etc

A Party shall notify the other Party to this Agreement of a change of name, relevant addressee, address, telephone number or facsimile telephone number in writing (which notification may be sent by fax, delivered by hand or by pre-paid mail or email to any email address which may be agreed from time to time between the Parties provided that such notice shall only be effective on:–

(i) the date specified in the notice as the date on which the change is to take place; or

(ii) if no date is specified or the date is less than two (2) Business Days (at the location of the recipient) after the date on which such notice is received by the recipient, the day immediately following the expiry of two (2) such Business Days after notice of any change has been received. For the purposes of calculating such period of two Business Days, the day of receipt of the notice shall not be included in the calculation.

ANNEX 1

The Services

(Paragraph 3.1 of the Agreement)

1.	Terms used in this Annex shall have the same meaning as in the Agreement and in the Regulations. In the event of any conflict, the meaning given in the Agreement shall prevail.

2.	In accordance with the terms of this Agreement and subject to the Regulations (as defined in sub-paragraph 1.2 of the Agreement), LCH shall provide the under mentioned central counterparty services:-

2.1.1	To receive matched trade particulars of Designated Trades (“the Trade Particulars”), which are presented for registration in the names of relevant LCH EnClear Clearing Members by such means as shall be agreed between the Parties from time to time;

2.2	To assign the Trade Particulars to accounts opened in the names of LCH EnClear Clearing Members;

2.3	To allow LCH EnClear Members to designate Trade Particulars to house accounts or such other accounts as may be agreed between the Parties from time to time;

2.4	Subject to compliance with the Regulations by the LCH EnClear Clearing Members party to each set of Trade Particulars (including but not limited to payment of any margin called by LCH), to register such Trade Particulars as two LCH EnClear Contracts, as set out in the Regulations;

2.5	To deal with LCH EnClear Contracts in accordance with the Regulations;

2.6	To provide to ICE and each LCH EnClear Clearing Member, a statement or summary giving details of:-

(a)	Designated Trades presented for registration by the LCH EnClear Clearing Members, identifying which are to be assigned to house accounts and such other accounts as may be agreed between the Parties from time to time;

(b)	LCH EnClear Contracts which have been registered on the previous Clearing Day;

(c)	LCH EnClear Contracts which have been settled from any account of the LCH EnClear Clearing Member by virtue of daily settlement or other process;

(d)	Amounts of money which are due to LCH from the LCH EnClear Clearing Member or vice versa and, where applicable, details of the account/s in respect of which such amounts are due.

2.7	Each Clearing Day, to determine the financial position of each LCH EnClear Clearing Member with LCH, wherever reasonably possible, and to require or make such payments as are required to discharge any resulting balance in accordance with the Regulations.

2.8	To perform for LCH EnClear Clearing Members such other services as are assigned to LCH by the Regulations, or as may be agreed from time to time between LCH and ICE.

ANNEX 2

New Product Notice

Name of New
Product
Intended Launch Date	An estimate of the intended time to market for the new product.
Description	A brief overview of the new product. Where product may be physically deliverable, details of proposed delivery mechanism.
Contract Size	What is the intended standard contract size of the new product; if bespoke please specify any relevant parameters.
Contract Type	Please provide details of the contract type, whether swap, future, option, other derivative or cash instrument.
Option Type	If appropriate, please provide details of whether European, American or Bermudan.
Quotation Basis	Basis upon which new product will be quoted.
Currency	Currency of the new product contract.
Trading Hours	Definition of standard trading day.
Contract Series	Number of months to be listed, details of whether the months are consecutive, quarterly, other or bespoke. If bespoke please specify any relevant parameters.
Minimum Price Fluctuation	The minimum amount by which the new product contract will be allowed to move, e.g. $0.01.
Last Trading Day	What will be the last trading day, when will trading cease on the last trading day.
Price Formation	How will the price be formed during the day, including details of any proposed auctions, breaks to trading.
Contract Breaks	Please provide details of any change to the price formation mechanism and how the new product may be suspended from listing for a temporary period.
Daily Closing Price	How will the daily closing price be determined and what will the timing be in relation to the trading hours? Including details of any relevant indices or industry benchmarks and their formation. Please also advise of any models to be used for the creation of fair values.
Settlement Price	Is/will the new product be physically delivered or cash settled? If physically delivered, what delivery arrangements are proposed including timings, delivery points, notice periods and mechanism/s? How will the settlement price be formed?
Option Exercise	If appropriate, please provide details of option exercise.
Option Expiry	If appropriate, please provide details of option expiry.
Option Strike-prices	Please provide details of option strike-prices to be listed and criteria surrounding additional listings. Please add details of increments to minimum increments to strike-prices.
Option Quotation	If appropriate, please provide details of settlement price creation for option contracts and the option model utilised.

Name of New
Product
Option Volatilities	If appropriate, please advise of the option model(s) to be used and the method for creation of option volatilities.
Volumes	Estimates of likely product volumes at launch and estimated growth in volumes.
Price Histories	Please provide a minimum of two years worth of price history along with at-the-money option volatilities(if relevant).
Margin Offsets	Please provide details of all contracts cleared by LCH in respect of which you wish LCH to investigate offering margin offsets.
Any other relevant information

Signed for and on behalf of ICE:

Date ————————————

ANNEX 3

The Initial Products

Contract (LCH EnClear Eligible Derivative Product): WTI Bullet Swap

DESCRIPTION	Monthly cash settled, West Texas Intermediate Light Sweet Crude Oil
Contract Size	1000 US Barrels (42,000 US gallons)
Currency	US Dollars and cents per barrel
Minimum Price Fluctuation	One cent ($0.01) per US barrel
Last Trading Day	Close of business on the fourth day prior to the 25th calendar day of the month preceding the contract series. If the 25th calendar day of the month is not a business day, close of business on the fourth business day prior to the last business day preceding the 25th calendar day of the month preceding the contract series
Fixed Price	The traded price or the previous day’s settlement price
Floating Price	In respect of daily settlement, the Floating Price will be determined by ICE (or otherwise in accordance with the Procedures) using price data from a number of sources including spot, forward and derivative markets for both physical and financial products. In respect of final settlement, the Floating Price will be a price in US$ per barrel being the monthly last settlement price for crude oil (light sweet) published by the New York Mercantile Exchange NYMEX) for the month of production as per ISDA commodity definitions
Contract series	30 consecutive calendar months commencing with the next calendar month
Final Payment Dates	The date which is two days (being Opening Days in respect of the LCH EnClear Service for ICE originated transactions) following the Last Trading Day
Business day Convention	Preceding
Business days	US business days

Contract (LCH EnClear Eligible Derivative Product): Natural Gas Swap,
Fixed for NYMEX LD1

DESCRIPTION	Monthly cash settled, Natural Gas, Henry Hub.
Contract Size	2500 mm Btu’s
Unit of trading	Contract Size multiplied by the number of days in the month traded. For example in a 30-day month, such as November, the unit of trading will be 30 x 2500 or 75,000 mm Btu’s. This will be expressed as 30 “units” or “lots” in TRS with 4 possible units of trading, being 28, 29, 30 and 31 each multiplied by 2500mm Btu’s
Currency	US Dollars and cents
Minimum Price Fluctuation	One tenth of a cent ($0.001) per mm Btu
Last Trading Day	Close of business three business days prior to the first calendar day of the contract series
Fixed Price	The traded price or the previous day’s settlement price
Floating Price	In respect of daily settlement, the Floating Price for daily settlement will be determined by ICE (or otherwise in accordance with the Procedures) using price data from a number of sources including spot, forward and derivative markets for both physical and financial products.
In respect of final settlement the Floating Price will be a price in US$ per mm Btu dry equal to the monthly last settlement price for natural gas as published by the New York Mercantile Exchange (NYMEX) for the month of production per ISDA commodity definitions
Contract series	30 consecutive calendar months commencing with the next calendar month
Final Payment Dates	The business day following the Last Trading Day
Business day Convention	N/A
Business days	US business days